Exhibit 99.1


                 DRS Technologies to Record Charge in
               First Quarter for Weapon Sights Program

    Company Updates Fiscal Year Diluted EPS Guidance to $3.00-$3.10


    PARSIPPANY, N.J.--(BUSINESS WIRE)--July 27, 2007--DRS
Technologies, Inc. (NYSE: DRS) today announced that it would record an operating charge related to the Thermal Weapon Sights II (TWS II) program when it reports its fiscal 2008 first quarter results on August 9, 2007.

    The pretax charge, which is expected to approximate $37 million, or $23 million after tax, primarily reflects the cost of procuring new material following recent design modifications, coupled with the write-off of existing inventory that can no longer be utilized on the program. The TWS II program is supported by the company's Reconnaissance, Surveillance & Target Acquisition (RSTA) Segment.

    The company said it expects to resume shipments during its fiscal second quarter, which ends September 30, 2007. Recognizing the importance of the TWS II program to U.S. combat forces, Mark S. Newman, chairman, president and chief executive officer of DRS Technologies, said, "We regret the impact of this program delay on our customer. The company is fully committed to the TWS II program and remains dedicated to applying the necessary resources to resume production and deliver the needed equipment as soon as possible."

    The company indicated it expects to report revenues above $725 million for the fiscal 2008 first quarter ended June 30, 2007, with organic growth exceeding 15 percent. New orders for products and services of approximately $900 million also are expected.

    In anticipation of the first quarter results, the company updated its estimates for the full fiscal year. DRS raised its previous revenue guidance to now range between $3.05 billion and $3.10 billion for the fiscal year ending March 31, 2008, reflecting the strength of its diversified business base. Current expectations for diluted earnings per share of $3.00 to $3.10 on weighted average diluted shares outstanding of approximately 41.8 million reflect the anticipated benefit from higher revenues, planned operating improvements, an estimated curtailment gain of approximately $11.7 million related to one of the company's benefit plans and a lower effective income tax rate, as well as the impact of the TWS II charge.

    The TWS II program is providing a family of next-generation light, medium and heavy sights mounted on U.S. Army and Marine Corps weapons. Utilizing thermal imaging technology, TWS II is optimized to detect threats at greater distances and provides a wider field of view, enhancing user survivability on the operational and urban battlefields.

    DRS Technologies, headquartered in Parsippany, New Jersey, is a leading supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide. The company employs approximately 10,000 people.

    For more information about DRS Technologies, please visit the company's web site at www.drs.com.

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to DRS Technologies' expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "could," "should," "would," "believe," "estimate," "contemplate," "possible" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. Such forward-looking statements speak only as of the date on which they were made, and the Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.


    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973-898-1500